Exhibit-10.20
Compensation for the Non-Employee Members of the Board of Directors
Annual Retainer
•	$42,000 (at the Director’s Choice, a minimum of 50% in Stock and the remaining amount (if any) in cash which may be deferred.)
Committee and Board Meetings Fee
•	$1,500 per Committee or Board meeting attended in person

•	$1,000 per Committee or Board meeting attended telephonically
Committee Chair
•	$10,000 annual fee (Corporate Governance and Compensation)
Audit Committee Chair
•	$15,000 annual fee
Lead Director Fee
•	$50,000 in addition to the Annual Retainer
All of the foregoing compensation will be paid on a calendar year quarterly basis and cash compensation may be deferred under the Deferred Compensation Plan at the Director’s discretion. The Stock to be granted in connection herewith shall be granted on the last day of the calendar quarter at the Fair Market Value. Fair Market Value shall be defined as the average of the closing prices of the Common Stock for the 5 consecutive trading days prior to the week before the last day of each calendar quarter.
Equity Grant

Initial upon election	$125,000 worth of restricted stock, cliff vest in 3 years

Annual grant	$83,000 worth of restricted stock, cliff vest in 1 year
All equity grants are subject to the mandatory ownership and hold requirements as summarized in the Corporate Governance Guidelines under the title “Director and Officer Stock Ownership and Holding Requirements.”